EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 1, 2006, accompanying the financial statements and schedule of Carrington Laboratories, Inc. included in this Registration Statement and Prospectus.  We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Dallas, Texas
November 20, 2007